EXHIBIT 7.2

SHAREHOLDERS’ AGREEMENT

among

Lauro Quarantotto S.p.A

and

Mandarin Capital Partners S.C.A. Sicar	Guiva Italia S.r.l.	Private Equity Partners Società di Gestione del Risparmio S.p.A. as management company of Private Equity Fund IV

Poli Group Holding S.r.l.	Immobiliare Bema S.r.l.	Private Equity Partners S.p.A.

Giasone S.r.l.	Guido Puricelli	Idea Capital Funds Società di Gestione del Risparmio S.p.A as management company of Idea Opportunity Fund I as well as

Claudio Massimo	Paola Poli	Elena Maria Letizia Carinelli

Silvia Angelina Poli	Roberto Carinelli	Laura Carinelli

Valeria Puricelli

in relation to the group

EUTICALS

SHAREHOLDERS’ AGREEMENT

AMONG

-	Lauro Quarantotto S.p.A, with registered office in Milano, via del Lauro 7, tax code and registration number at the Companies’ Register of Milan 07449290969, duly represented by Mr. Carlo Trucco by virtue of a special power of attorney (hereinafter “Lauro Quarantotto”);

-	MANDARIN CAPITAL PARTNERS SCA SICAR with registered office in Rue Jans Antoine, 10 L-1820 Luxembourg (Grand Duché du Luxembourg), Grand Duché du Luxembourg, company incorporated under the laws of Luxembourg, registered at the Companies’ Register Luxembourg at no. B 128231 (hereinafter, the “Mandarin Fund”), hereby represented by its general partner Mandarin Capital Management SA, with registered office in Rue Jans Antoine, 10 L-1820 Luxembourg (Grand Duché du Luxembourg), Grand Duché du Luxembourg (hereinafter, “Mandarin Capital Management”), in person of Mr. Carlo Amari by virtue of a special power of attorney (hereinafter, the Mandarin Fund and Mandarin Capital Management together, “Mandarin”);

-	Poli Group Holding S.r.l., with registered office in Milano, Via Marcora 11, tax code no. 08642750965, represented by Mr. Alberto Nanni by virtue of a special power of attorney (hereinafter “Poli Group”);

-	Giasone S.r.l., with registered office in Monza, Vicolo Bellani n. 1, tax code no. 05540010963, represented by Mr. Claudio Cafaro in his capacity as sole director (hereinafter “Giasone”);

-	Guiva Italia S.r.l., with registered office in Milano, Viale Montenero 70, tax code no. 06603720969, represented by Mr. Claudio Massimo by virtue of a special power of attorney (hereinafter “Guiva”);

-	Immobiliare Bema S.r.l.., with registered office in Milano, Via Pietro Mascagni 9, tax code no. 09883280159, represented by Ms. Alessandra Santi in her capacity as sole director (hereinafter “Bema”);

-	Private Equity Partners Società di Gestione del Risparmio S.p.A., with registered office in Milano, via degli Omenoni n. 2, tax code no. 13069040155 (hereinafter “PEP SGR”) as management company of the closed-ended investment fund reserved to investors Private Equity Partners Fund IV (“PEP Fund” and, together with PEP SGR, “PEP”), represented by Mr. Giovanni Campolo in his capacity as legal representative;

-	Private Equity Partners S.p.A., with registered office in Milano, via degli Omenoni n. 2, tax code no. 03664510967, represented by Mr. Giovanni Campolo in his capacity as legal representative (hereinafter “PEP SpA”);

-	Idea Capital Funds Società di Gestione del Risparmio S.p.A, with registered office in Milano, via Brera n. 21, tax code no. 05520520965 (hereinafter “Idea SGR”) as management company of the closed-ended investment fund reserved to investors Idea Opportunity Fund I (hereinafter “Idea Fund” and, together with Idea SGR, “Idea”), represented by Mr. Pierluca Antolini by virtue of a special power of attorney;

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-	Guido Puricelli, domiciled in Milano, Via Corno di Cavento n. 17, tax code no. PRCGDU71C31F205D represented by Mr. Alessandra Santi by virtue of a special power of attorney (hereinafter “Guido Puricelli” and, together with Mandarin, Poli Group, Giasone, Guiva, Bema, PEP, PEP SpA, Idea, hereinafter, the “Sellers”);

-	Roberto Carinelli, born in Milano o December 1, 1956, domiciled in Milano via Appiani 1, tax code no. CRNRRT56T01F205M, represented by Mr. Claudio Cafaro by virtue of a special power of attorney (hereinafter “Roberto Carinelli”);

-	Laura Carinelli, born in Milano October 13, 1953, domiciled in Biella - Via delle Rose, 2, tax code no. CRNLRA53R53F205Q, represented by Mr. Claudio Cafaro by virtue of a special power of attorney (hereinafter “Laura Carinelli”);

-	Elena Maria Letizia Carinelli, born in Milano, on October 10, 1962, domiciled in Milano - Via Tarchetti, 1, tax code no. CRNLMR62R50F205M, represented by Mr. Claudio Cafaro by virtue of a special power of attorney (hereinafter “Elena Maria Letizia Carinelli”);

-	Claudio Massimo, born in Milano, on October 8, 1952, domiciled in Milano, via P. Mascagni 9, tax code no. MSSCLD52R08F205S (hereinafter “Claudio Massimo”);

-	Silvia Angelina Poli, born in Milano, on November 19, 1941, domiciled in Milano, via Arena 16/1, tax code no. PLOSVN41S59F205H, represented by Mr. Claudio Massimo by virtue of a special power of attorney (hereinafter “Silvia Angelina Poli”) ;

-	Paola Poli, born in Milano, on February 14, 1977, domiciled in Milano, via Arena 16/1, tax code no. PLOPLA77B54F205B, represented by Mr. Alberto Nanni by virtue of a special power of attorney (hereinafter “Paola Poli”);

-	Valeria Puricelli, born in Milano, On October 25, 1969, domiciled in Milano, via Arena 16/1, tax code no. PRCVLR69R65F205L, represented by Mr. Daniele Simoni by virtue of a special power of attorney (hereinafter “Valeria Puricelli”).

WHEREAS:

(A)	The share capital of Lauro Cinquantasette S.p.A., with registered office in Milano, via del Lauro 7, registration number at the Companies’ Register of Milano and tax code no. 04849340965, (hereinafter “Lauro Cinquantasette”) is owned as follows:

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Shareholder	No. ordinary shares	Class of the shares	Nominal value (Euro)	% of the share capital
Lauro Quarantotto	96,450,267	class “A” shares	24,112,566.75	41.34
Mandarin	57,319,016	class “B” shares	14,329,754	24.57
Poli Group	14,252,874	class “D” shares	3,563,218.50	6.11
Giasone	7,816,092	class “D” shares	1,954,023	3.35
Guiva	7,356,322	class “D” shares	1,839,080.50	3.15
Bema	1,471,264	class “D” shares	367,816	0.63
Guido Puricelli	1,379,310	class “D” shares	344,827.50	0.59
PEP	27,799,723	class “C” shares	6,949,930.75	11.91
PEP SpA	859,785	class “C” shares	214,946.25	0.37
Idea	18,628,680	class “C” shares	4,657,170	7.98
Total	233,333,333		58,333,333.25	100.00%

(B)	by resolution dated February 13, 2015, as amended on March 31, 2015, and on the date hereof the extraordinary shareholders’ meeting of Lauro Cinquantasette resolved upon a share capital increase to be paid in cash, in three tranches (the “Capital Increase”). In particular, the Capital Increase is divided in:
(i)	a first tranche, already entirely subscribed and paid-in (as reflected under recital (B) above);
(ii)	a second tranche, of maximum nominal value of Euro 2,000,000.00, with an overall premium of maximum Euro 1,000,000.00, by issuing no. 8,000,000 shares with par value of Euro 0.25 each to be subscribed and entirely paid-in by December 31, 2015, offered for subscription to the following Shareholders as indicated below:

Shareholder	No. ordinary shares	Class of the shares	Nominal value (Euro)	Premium (Euro)
Lauro Quarantotto	3,837,719	class “A” shares	959,429.75	479,714.88
Mandarin	2,280,702	class “B” shares	570,175.50	285,087.75
PEP	1,106,140	class “C” shares	276,535.00	138,267.50
PEP SpA	34,211	class “C” shares	8,552.75	4,276.38
Idea	741,228	class “C” shares	185,307.00	92,653.50
Total	8,000,000		2,000,000	1,000,000.00

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(iii)	a third tranche, of maximum nominal value of Euro 1,333,333.25, with an overall premium of maximum Euro 666,666.63, by issuing no. 5,333,333 shares with par value of Euro 0.25 each to be subscribed and entirely paid-in by June 30, 2016, offered for subscription to the following Shareholders as indicated below:

Shareholder	No. ordinary shares	Class of the shares	Nominal value (Euro)	Premium (Euro)
Lauro Quarantotto	2,558,479	class “A” shares	639,619.75	319,809.88
Mandarin	1,520,468	class “B” shares	380,117.00	190,058.50
Idea	494,152	class “C” shares	123,538.00	61,769.00
PEP	737,427	class “C” shares	184,356.75	92,178.38
PEP SpA	22,807	class “C” shares	5,701.75	2,850.88
Total	5,333,333		1,333,333.25	666,666.63

(C)	Lauro Cinquantasette owns no. 55,436,783 ordinary shares representing 100% of the share capital of the company Prime European Therapeuticals S.p.A., in short form, Euticals S.p.A., with registered office in Milano, Viale Bianca Maria 25, tax code and registration number at the Companies’ Register of Milan 07254610152 (hereinafter, “Euticals” or the “Company”);
(D)	the Sellers other than PEP SpA and Guido Puricelli are respectively participated by the relevant Ultimate Shareholders as better indicated under Annex (D); and
(E)	by executing this shareholders’ agreement (hereinafter, the “Agreement”) the Parties intend to regulate their relationship as, direct or indirect, shareholders of Lauro Cinquantasette, as well as to set forth the terms and conditions of the management and corporate governance of Lauro Cinquantasette, of Euticals and of the other companies belonging to the Group.

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NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING, IT HAS BEEN AGREED AS FOLLOWS:

1.	Recitals, Annexes and Definitions

-	The recitals and Annexes to this Agreement form an integral and substantial part of this Agreement. The following documents are Annexes to this Agreement:

-	Annex Powers:	Copy of the powers;

-	Annex (D):	Ultimate Shareholders and control chain;

-	Annex 3.2:	Deed of Adherence;

-	Annex 3.7:	Evaluation and Return.

1.1.	In addition to the meanings set forth in other provisions of this Agreement, for the purposes of this Agreement, the following capitalized terms shall have the meanings set forth herebelow:

-	“Advisor of the Sale”: has the meaning set forth under Paragraph 3.8;
-	“Auction”: has the meaning set forth under Paragraph 3.8;
-	“Bank”: has the meaning set forth under Paragraphs 3.3.2 and 3.4.2, as the case may be;
-	“Bank Business Day”: means any day, other than Saturday and Sunday, on which banks and credit institutions are open and operates in Milan;
-	“Beneficiaries of the Pre-Emption”: has the meaning set forth under Paragraph 3.4.1;
-	“Best Offer”: has the meaning set forth under Paragraph 3.8;
-	“Capital Increase”: has the meaning set forth under Recital (B);
-	“Deed of Adherence”: has the meaning set forth under Paragraph 3.2;
-	“Dissenting Shareholders”: has the meaning set forth under Paragraph 3.4.1;
-	“Drag Along”: has the meaning set forth under Paragraph 3.5;
-	“Drag Along Notice”: has the meaning set forth under Paragraph 3.5;
-	“Euticals By-laws”: the by-laws of Euticals, approved by the extraordinary shareholders’ meeting of Euticals on July 8, 2015;
-	“Euticals Merger”: has the meaning set forth under Paragraph 4.1;
-	“Execution Date”: means the date of execution of this Agreement;
-	“Exercise Notice”: has the meaning set forth under Paragraph 3.3.1;
-	“Exercise Term”: has the meaning set forth under Paragraph 3.3.1;
-	“Financial Shareholders”: means, collectively, Lauro Quarantotto, Mandarin, PEP, PEP SpA and Idea;
-	“Financing Credit Institutions”: means the credit institutions Banca IMI SpA, Banca Popolare di Milano Scarl, GE Capital Interbanca SpA, Credito Valtellinese Soc. Coop. and the relevant transferees or successors parties to the IMI Facility Agreement;
-	“Group”: means the Company and the companies participated by the same;
-	“IMI Facility Agreement”: means the facility agreement dated February 8, 2011 among Euticals and the credit institutions (notarial deed by Mr. Agostini, Notary Public in Milano, Rep. no. 66760 /10.491), as subsequently amended and integrated;
-	“Indirect Sale”: has the meaning set forth under Paragraph 3.3.2;
-	“Indirect Sale Price”: has the meaning set forth under Paragraph 3.3.2;
-	“Indirect Shareholding”: has the meaning set forth under Paragraph 3.4.2;
-	“Indirect Shareholding Price”: has the meaning set forth under Paragraph 3.4.2;
-	“Indirect Tag Along”: has the meaning set forth under Paragraph 3.3.2;
-	“Indirect Tag Along Request”: has the meaning set forth under Paragraph 3.3.2;
-	“Industrial Shareholders”: means, collectively, Poli Group, Guiva, Giasone, Bema and Guido Puricelli;
-	“IPO”: has the meaning set forth under Paragraph 3.7;

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-	“IPO Evaluation”: has the meaning set forth under Paragraph 3.7;
-	“Lauro Cinquantasette By-Laws”: the by-laws of Lauro Cinquantasette approved by the extraordinary shareholders’ meeting of Lauro Cinquantasette on July 8, 2015;
-	“Lock Up Financial Shareholders Period”: has the meaning set forth under Paragraph 3.1;
-	“Negotiation”: has the meaning set forth under Paragraph 3.8.
-	“Notice of Decrease”: has the meaning set forth under Paragraph 3.3.2;
-	“Offer Notice”: has the meaning set forth under Paragraph 3.4.1;
-	“Option to Increase”: has the meaning set forth under Paragraph 3.4.1;
-	“Option to Increase Notice”: has the meaning set forth under Paragraph 3.4.1;
-	“Option to Increase Term”: has the meaning set forth under Paragraph 3.4.1;
-	“Parties”: means, collectively, Lauro Quarantotto, Mandarin, Poli Group, Giasone, Guiva, Bema, PEP, PEP SpA, Idea, Guido Puricelli, Claudio Massimo, Silvia Angelina Poli, Roberto Carinelli, Elena Maria Letizia Carinelli, Laura Carinelli, Paola Poli and Valeria Puricelli;
-	“Potential Buyer”: has the meaning set forth under Paragraph 3.3.1;
-	“Pre-Emption Right Notice”: has the meaning set forth under Paragraph 3.4.1;
-	“Pre-Emption Rights on Mandarin Shareholding”: has the meaning set forth under Paragraph 3.4.3;
-	“Pre-Emption Right Term”: has the meaning set forth under Paragraph 3.4.1;
-	“Qualified Decisions”: has the meaning set forth under Paragraph 2.1.5(ii);
-	“Qualified Decisions with Special Quorum”: has the meaning set forth under Paragraph 2.1.5(iii);
-	“Report”: has the meaning set forth under Paragraphs 3.3.2 e 3.4.2, as the case may be;
-	“Sale”: has the meaning set forth under Paragraph 3.8;
-	“Sale and Purchase Agreement”: means the sale and purchase agreement of shares and convertible obligations executed on January 30, 2012 among Mandarin, Poli Group Holding BV, Giasone, Guiva BV, Euteam Società Semplice, Bema, PEP, PEP SpA, Idea, Guido Puricelli and Lauro Quarantotto, as subsequently amended and integrated;
-	“Strategic Committee”: has the meaning set forth under Paragraph 2.1.3;
-	“Shareholders”: means any of Lauro Quarantotto, Mandarin, Poli Group, Giasone, Guiva, Bema, PEP, PEP SpA, Idea and Guido Puricelli, any relevant transferees or successors as well as any relevant transferees of shareholdings in Lauro Cinquantasette or, in the event of completion of the Euticals Merger, in Euticals which has adhered to this Agreement in compliance with the provisions of the same Agreement;
-	“Subsidiary”: means any company from time to time controlled by Euticals pursuant to Article 2359, first paragraph, of the Italian Civil Code;
-	“Tag Along”: has the meaning set forth under Paragraph 3.3.1;
-	“Tag Along Indirect Notice”: has the meaning set forth under Paragraph 3.3.2;
-	“Tag Along Notice”: has the meaning set forth under Paragraph 3.3.1;
-	“Termination Notice of the Indirect Sale”: has the meaning set forth under Paragraph 3.3.2;
-	“Transfer without Consideration”: has the meaning set forth under Paragraph 3.4.1;
-	“Transferring Shareholder”: has the meaning set forth under Paragraph 3.4.1;
-	“Transferring Ultimate Shareholder Other”: has the meaning set forth under Paragraph 3.4.2;

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-	“Ultimate Shareholder”: means any ultimate controlling person/entity as better indicated under Annex (D);
-	“Ultimate Shareholder of Idea”: means Idea Fund;
-	“Ultimate Shareholder of Lauro Quarantotto”: means the closed-ended investment fund reserved to professional investors Clessidra Capital Partners II managed by the management company Clessidra SGR S.p.A.;
-	“Ultimate Shareholder of Mandarin”: means Mandarin Fund;
-	“Ultimate Shareholder of PEP”: means PEP Fund;
-	“Ultimate Shareholders of Others”: means the relevant ultimate controlling persons/entities, as better indicated under Annex (D) of, all and each, the Sellers other than Mandarin, PEP, PEP SpA and Idea.

2.	Corporate Governance

2.1.	Corporate Governance

2.1.1.	Board of Directors of Lauro Cinquantasette and of Euticals

The Board of Directors of Lauro Cinquantasette and of Euticals will be composed of 7 (seven) members, designated as follows:

(i)	no.2 (two) by Lauro Quarantotto;

(ii)	no. 2 (two) by Mandarin;

(iii)	no. 1 (one) jointly by PEP, PEP SpA and Idea;

(iv)	no. 1 (one) jointly by Poli Group, Giasone, Guiva, Bema and Guido Puricelli;

(v)	no. 1 (one) - appointed as chief executive officer (amministratore delegato) - jointly by Lauro Quarantotto and Mandarin.

The Chairman of the Board of Directors of Lauro Cinquantasette and of Euticals will be designated by Lauro Quarantotto among the directors appointed by the latter pursuant to the provisions above.

Pursuant to the shareholders’ meetings of Lauro Cinquantasette and of Euticals held on the date hereof, the Industrial Shareholders designated Mr. Alberto Mangia as director to be appointed pursuant to point (iv) above for both the companies. Should Mr. Alberto Mangia cease from his office as director of Lauro Cinquantasette or of Euticals, for any reason whatsoever, the Industrial Shareholders will designate another director, pursuant to point (iv) above and pursuant to the procedure agreed among the same Industrial Shareholders - in separate agreements aimed at regulating exclusively such procedure of designation- and, in any case, without prejudice to the following provisions.

Should any of the Shareholders (or, in case of jointly designation, any group of Shareholders) not designate their candidates, as provided hereabove, in due time before the relevant resolution of the shareholders’ meeting convened (by any of the companies mentioned above) for the appointment of the Board of Directors, then the appointment of such members, who have not been designated pursuant to the procedure described hereabove, shall be submitted to the resolution of the shareholders’ meeting, voting with the majorities required for the resolutions of the ordinary shareholders’ meeting (assemblea dei soci in sede ordinaria).

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The Parties agree that an aggregate yearly compensation equal to Euro 7,500.00 (seven thousand five hundred/00) shall be granted to each director of the Board of Directors of Lauro Cinquantasette and of Euticals, other than any director who has been granted with special offices and management powers, for the entire term of their office,.

The Parties shall ensure that appropriate insurance policies shall be executed in order to cover any potential liability of any directors and statutory auditors of Lauro Cinquantasette and of Euticals.

2.1.2.	Replacement of Directors

Each Shareholder will be entitled to replace its designated member(s) of the Board of Directors, pursuant to Paragraph 2.1.1 above, upon expiration of his/her office as well as during the term of his/her office, by requesting the revocation of such designated director.

If any Shareholder intends to revoke its designated directors pursuant to Paragraph 2.1.1 above:

(i)	the Shareholders who did not designate the director to be revoked shall vote at the shareholders’ meeting, in favor of such revocation; and

(ii)	the Shareholder requesting the revocation of such director, will indemnify and hold harmless the other Parties and the relevant company against any claim whatsoever which may be brought by the revoked director in connection to or as a consequence of such revocation.

Therefore, none of the Shareholders will be required to resolve upon the revocation of a director as long as the Shareholder requesting such resolution has not undertaken, with a specific written declaration, to indemnify and hold harmless the company and the other Parties against any claims and/or actions which may be brought by the revoked director as a consequence of such revocation.

As for the directors jointly designated by more Shareholders, the provisions hereabove shall apply only to the extent that the request for the replacement of a director is submitted (and the undertaking to indemnify and hold harmless is given) jointly by all the Shareholders who are entitled to designate such director pursuant to Paragraph 2.1.1 above.

The above mentioned indemnification undertakings shall not apply to the chief executive officer (amministratore delegato).

2.1.3.	Euticals Strategic Committee

A strategic committee composed by all the members of the Board of Directors will be established within the Board of Directors of Lauro Cinquantasette and of Euticals (the “Strategic Committee”).

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The Strategic Committee will be granted exclusively with advisory functions, it will be chaired by the Chairman of the Board of Directors and will be convened at least monthly.

2.1.4.	Meetings among the Shareholders

The Shareholders will meet periodically and at least every two months to be updated with respect to the management and the business activities of Lauro Cinquantasette and of Euticals. Such meetings will be convened by Lauro Quarantotto, with a prior notice of at least 3 Bank Business Days, within the 15th (fifteenth) day of every two months period starting from September 2015, or in any case if required by any of the Shareholders.

These meetings can be attended by the Shareholders (also by their representatives or attorney-in-fact) and also by any third party attending as listener, to the extent admitted to the meeting with the unanimous consent of the Shareholders attending the meeting.

The meetings will be chaired by the person representing the Shareholder Lauro Quarantotto.

If required by one or more Shareholders, the minutes of the meeting providing for the detailed agenda will be drafted by the chairman of such meeting.

2.1.5.	Supermajority of the Board of Directors of Lauro Cinquantasette and of Euticals

(i)	Without prejudice to the following Paragraph (ii) and (iii) in relation, respectively, to the Qualified Decisions and to the Qualified Decisions with Special Quorum, the Boards of Directors of Lauro Cinquantasette and of Euticals will be granted with the broadest powers for the management of the respective companies, without prejudice the provisions under points (ii) and (iii) below, the meetings of such boards will be duly held and the decisions will be validly adopted with the attendance and the favorable vote of the majority of the directors in office.

(ii)	Any resolution (or, if reserved to the shareholders ‘meeting, any proposal to be submitted to the shareholders’ meeting) concerning any matter listed below (the “Qualified Decisions”) will be reserved to the Board of Directors of Lauro Cinquantasette and of Euticals and shall be validly adopted exclusively with the attendance and the favorable vote of at least no. 4 (four) directors, including all the directors designated by Lauro Quarantotto pursuant to Paragraph 2.1.1(i) above, out of no. 7 (seven):

1.	the appointment and the revocation of the chief executive officer (amministratore delegato) as well as the determination of the remunerations to be granted to the members of the company’s bodies and the granting and revocation of the relevant management powers;

2.	appointment and revocation of the members of the supervisory boards (organismi di vigilanza) pursuant to the Italian Legislative Decree no. 231/2001, granting of the relevant powers and determination of the relevant remunerations;

3.	hiring and dismissal of the managers whose gross annual remuneration exceeds or will exceed Euro 200,00.00 (two hundred thousand/00);

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4.	sales, contributions or other disposing transactions, in any way whatsoever, of shares, businesses, going concerns and/or other assets for a value exceeding Euro 10,000,000.00 (ten million/00) for each transaction or in aggregate for more transactions performed during the same financial year;

5.	purchase of treasury shares;

6.	adoption of stock option plans or any other form of incentive plans to be implemented through financial instruments or other rights relating thereto and any relevant amendments;

7.	distribution of dividends;

8.	transactions with related parties, except for: (a) intercompany transactions; and (b) sale and supply of pharmaceutical products of the Company to pharmaceutical companies belonging to the same group of the Poli Group, for a value each not exceeding the limitations of the powers granted to the chief executive officer (amministratore delegato) with single signature for such transactions;

9.	share capital increases, except for (a) the share capital increases aimed at restoring the share capital pursuant to articles 2446, second paragraph, and 2447 of the Italian Civil Code; and (b) the share capital increases pursuant to the provisions under point (iii) 2 below;

10.	decreases of the share capital (except for the mandatory share capital decreases pursuant to and for the purposes of articles 2446, second paragraph, and 2447 of the Italian Civil Code);

11.	mergers, demergers, transformations, incorporation of joint ventures, execution of partnership agreements (except for joint ventures and partnership agreements relating to the marketing and development of the Company’s products) and/or execution of shareholders’ agreements and relevant amendments, issuance and/or conversion of bonds and/or other securities and relevant amendments, amendments of the provisions of the By-laws as well as early liquidation and/or winding-up;

12.	approval of the budget, business plan, industrial plans and relevant amendments;

13.	entering into loan agreements, granting or issue of guarantees, personal or in rem, and relevant amendments and/or waivers (for a value exceeding Euro 3,000,000.00 (three million/00) for each transaction or in aggregate for more transactions during the same financial year);

14.	exercise of put or call options on shares, interests or any other financial instruments in companies or consortia as well as any kind of resolution on possible investments by third parties in the share capital of the company;

15.	granting of powers of attorney or proxies for the implementation of any deeds/acts relating to any decisions under this point (ii); and

16.	exercise of the voting right and any other administrative rights in the subsidiaries regarding any decisions listed under this point (ii), as well as, regarding the appointment of the members of the Board of Directors, of the Board of Statutory Auditors (if applicable) and of any other management or supervisory body.

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(iii)	Any resolution (or, if reserved to the shareholders ‘meeting, any proposal to be submitted to the shareholders’ meeting) concerning any matter listed below (the “Qualified Decisions with Special Quorum”) will be reserved to the Board of Directors of Lauro Cinquantasette and of Euticals and shall be validly adopted exclusively with the attendance and the favorable vote of at least no. 6 (six) directors, including all the directors designated by Lauro Quarantotto pursuant to Paragraph 2.1.1(i) above, out of no. 7 (seven):

1.	purchase of companies’ shares, businesses, going concerns and/or other assets for a value exceeding Euro 10,000,000.00 (ten million/00) for each transaction or in aggregate for more transactions performed during the same financial year;

2.	share capital increases aimed at obtaining the funds for the acquisitions under point 1 above, except for, in any case (a) capital increases for the restoration of the share capital pursuant to Articles 2446, second paragraph, and 2447 of the Italian Civil Code, (b) the share capital increases for the purpose of the IPO and (c) share capital increases to comply with (or to remedy to) any covenants pursuant to the loan agreements entered into by Lauro Cinquantasette and/or Euticals and/or any Subsidiary (provided that the resolutions regarding the decisions mentioned under letter (b) and (c) above shall be adopted in accordance with the provisions set forth under point (ii) 9 above);

3.	grating of powers of attorney or proxies for the implementation of any deeds/acts relating to any decisions under this point (iii); and

4.	exercise of the voting right and other administrative rights in the subsidiaries on the decisions listed under this point (iii).

2.1.6.	Board of the Statutory Auditors of Lauro Cinquantasette and of Euticals

The Board of Statutory Auditors of Lauro Cinquantasette and of Euticals shall be composed of no. 5 (five) members, of which no. 3 (three) as effective statutory auditors and no. 2 (two) as alternate members, designated as follows:

(i)	no. 1 (one) effective statutory auditor, the Chairman, and no. 1 (one) alternate statutory auditor by Lauro Quarantotto;

(ii)	no. 1 (one) effective statutory auditor and no. 1 (one) alternate statutory auditor by Mandarin;

(iii)	no. 1 (one) effective statutory auditor jointly together by PEP, PEP SpA and by Idea.

Should any of the Shareholders (or, in case of jointly designation, of a group of Shareholders) not designate their candidates ,as provided hereabove, in due time before the relevant resolution of the shareholders’ meeting convened (by any of the companies mentioned above) for the appointment of the Board of Statutory Auditors, then the appointment of such members, who have not been designated pursuant to the provisions above, shall be submitted to the shareholders’ meeting, which will resolve with the majority required for the resolutions of the ordinary shareholders’ meeting (assemblea dei soci in sede ordinaria).

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A gross annual compensation - which will be equal to the current compensation granted to the Board of Statutory Auditors of Euticals - shall be granted to the members of the Statutory Auditors.

2.1.7.	Quorum Ordinary and Extraordinary shareholders’ meeting

The shareholders’ meeting of Lauro Cinquantasette and of Euticals shall be validly held and shall resolve upon with the attendance and the favorable vote of shareholders representing at least 65% (sixty-five per cent) of the share capital in ordinary shareholders’ meetings (assemblee dei soci in sede ordinaria) and at least 70% (seventy per cent) of the share capital in extraordinary shareholders’ meetings (assemble dei soci in sede straordinaria).

The special meetings of the holders of different classes of shares are held and convened to resolve upon the decisions concerning the same, pursuant to article 2376 of the Italian Civil Code, provided that the followings transactions are not considered detrimental for none of the classes of shares: (i) any resolutions on share capital increases providing for the issuance of new shares of the same classes of shares already issued, which do not maintain the current proportion among such classes; (ii) the automatic conversion of shares into different classes of shares performed pursuant to the By-laws; and (iii) any resolution relating to the IPO. Within the special shareholders’ meetings of the different classes of shareholders, each Shareholder undertakes (a) not to adopt any resolution (or, in any case, exercise the voting right) in breach of the provisions set forth under this Agreement and (b) to vote in favor of the resolutions on any matters which have been previously approved by the shareholders’ meeting (whether in ordinary or extraordinary session) of Lauro Cinquantasette.

2.1.8.	Lauro Cinquantasette By-laws and Euticals By-laws

Without prejudice to the following Paragraph 4.1 (ii), the Parties undertake not to resolve, throughout the entire duration of this Agreement, any amendment to Lauro Cinquantasette By-laws and to Euticals By-laws, except for any amendment required in order to comply with mandatory provisions of law, as well as any amendment of Lauro Cinquantasette By-laws in relation to the subscription, even partial, of the Capital Increase and without prejudice to Paragraph 5.3 below.

The Parties acknowledge and agree that the provisions set forth in Lauro Cinquantasette By-laws and in Euticals By-laws shall mirror, to the maximum extent possible pursuant to the applicable laws, the provisions of this Agreement, also by providing (with regards to Lauro Cinquantasette By-laws and to the by-laws of the company resulting from the Euticals Merger) the issuance of different classes of shares.

The Parties acknowledge that in case of any conflict between the provisions set out under this Agreement –which the Parties acknowledge containing a more detailed and accurate regulation of their understanding– and the provisions set out in the Lauro Cinquantasette By-laws and/or in the Euticals By-laws and/or in the by-laws of the company resulting from the Euticals Merger, the provisions set out hereunder shall prevail, during the entire duration of this Agreement.

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Any reference made in this Agreement to the shareholding of the Shareholders and of the relevant transferees in the share capital of Lauro Cinquantasette (or, in the event of completion of the Euticals Merger, of the company resulting from such merger) shall be deemed as made to the relevant shares belonging to the class from time by time owned by said Shareholders and by said relevant transferees, without prejudice to the right of conversion provided under the Lauro Cinquantasette By-laws (or, in the event of completion of the Euticals Merger, of the company resulting from such merger).

2.1.9.	Provisions on corporate governance relating to the other companies of the Group

The Parties agree, and undertake also for the purposes of article 1381 of the Civil Code, that all decisions to be taken by any of the companies of the Group (other than Lauro Cinquantasette and Euticals) concerning a Qualified Decision or a Qualified Decision with Special Quorum may only be taken by the competent company bodies of the same company following a prior favorable resolution adopted by the Board of Directors of Euticals with the majorities set out under Paragraphs 2.1.5(ii) or (iii) above, as applicable.

2.1.10.	Execution of provisions of the Sale and Purchase Agreement

For sake of clarity, insofar as it may be necessary – also in derogation from any provision of this Agreement – any decision and determination attributed to “LAURO” pursuant to Paragraphs 3.3.1-bis, 3.5.1-bis, 8, 9.2, 9.3 and 9.5 and Annex 3.3.1-bis of the Sale and Purchase Agreement, shall belong to the exclusive competence of Lauro Quarantotto, who shall act – except for the events set forth under Paragraphs 3.3.1-bis (and the relevant Annex 3.3.1-bis) and 3.5.1-bis, in relation to which it shall act exclusively on its own behalf and in its own interest – also on behalf and in the interest of Lauro Cinquantasette (or, in the event of completion of the Euticals Merger, of Euticals), provided that the Parties undertake, where necessary and if requested by Lauro Quarantotto, to adopt and cause that the resolutions and/or the actions necessary in order to carry out the determinations of Lauro Quarantotto are adopted and/or implemented by Lauro Cinquantasette, Euticals and/or by any of the Controlled.

3.	Transfers

3.1.	Lock Up Financial Shareholders

From the Execution Date and until December 31, 2015 included (“Lock Up Financial Shareholders Period”) each of the Financial Shareholders, except for the cases of the IPO or the Sale pursuant to Paragraphs 3.7 and 3.8 below, undertakes vis-à-vis the other Parties not to complete any transfer of the relevant shareholdings held in the share capital of Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals.

For the entire duration of the Lock Up Financial Shareholders Period, the Ultimate Shareholder of Mandarin, Ultimate Shareholder of Idea and the Ultimate Shareholder of PEP undertake not to complete or, as the case may be, to cause that it is not complete, also pursuant to article 1381 of the Civil Code, any transfer of the relevant shareholdings directly or indirectly held in the share capital of the Shareholder.

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For the entire Lock Up Financial Shareholders Period, Lauro Quarantotto undertakes, also pursuant to article 1381 of the Civil Code, to cause that the Ultimate Shareholder of Lauro Quarantotto does not complete any transfer of the relevant shareholdings held in the share capital of Lauro Quarantotto.

3.2.	Transfers - Consent

3.2.1.	Direct and indirect transfers

Without prejudice to the provisions set out under Paragraph 3.1 above and Paragraphs 3.3, 3.4 and 3.5 below, any transfer of the shareholdings, directly or indirectly, held in the share capital of:

(i) Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals or

(ii) the Shareholders

may not be performed, if the transferee of the shareholding has not executed, at the same time, a deed of adherence to this Agreement in the form attached hereto under Annex 3.2 (the “Deed of Adherence”) and an original of said Deed of Adherence, duly executed by the relevant parties, has not been sent to all Parties (provided that, in the event of partial transfers of the shareholdings and following each transfer, the transferor and all its transferees shall be considered as one single party for the purposes of this Agreement).

3.2.2.	Consent

Any transfer, for or without a consideration, pursuant to Paragraph 3.2.1, (i) and (ii) above, that any of the Parties should intend to perform shall be subject to the prior approval of Lauro Quarantotto and of Mandarin (or, in the event of a transfer by Lauro Quarantotto or by Mandarin, the prior approval of either Mandarin or Lauro Quarantotto, as the case may be), which may be denied only upon justified reasons that may occur, by way of example, where the potential purchaser is: (a) a pharmaceutical company or a company operating in the field of the production of active substance or (b) any entity (or investment fund) directly or indirectly controlling or controlled by, participating in or participated by any of the entities mentioned under point (a) above (considering, as relevant/significant shareholding threshold, for this purposes, the threshold of 2% (two percent) of the share capital, in case of company publicly listed and the threshold of 5% (five percent) in the other events).

The approval pursuant to this Paragraph:

(i)	is preliminary and, if denied, shall prevail over the provisions set out under Paragraphs 3.2.1, 3.3 and 3.4;

(ii)	shall not apply with regards to any transfer inter vivos concerning shareholdings held in the share capital of Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals in relation to which the Drag Along right has been exercised pursuant to Paragraph 3.5 below. In any event of conflict between the provisions set out under this Paragraph 3.2.2 and the provisions set out under Paragraph 3.5 below, the provisions of Paragraph 3.5 shall prevail.

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3.3.	Direct Tag Along and Indirect Tag Along

3.3.1.	Direct Tag Along

Following the expiration of the Lock Up Financial Shareholders Period, should Lauro Quarantotto intend to transfer either all or part of the relevant shareholdings held in the share capital of Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals, the other Shareholders shall have the right to sell, as the case may be, all or a number of shareholdings proportionally equal to the number of shareholdings to be transferred by Lauro Quarantotto, at the same terms and conditions offered to Lauro Quarantotto (the “Tag Along”).

Lauro Quarantotto shall inform in writing all other Shareholders by registered letter with return receipt (the “Tag Along Notice”) of its intention to transfer, the number of shareholdings to be transferred, the relative percentage of share capital, the name of the purchaser (hereinafter, the “Potential Buyer”), the sale price and all other terms of the sale.

Each Shareholder receiving the Tag Along Notice may exercise its Tag Along right, in accordance with the terms and conditions indicated in the same Tag Along Notice, by serving a written notice to Lauro Quarantotto (the “Exercise Notice”) to be sent by registered letter within the 10th (tenth) Bank Business Day from the receipt of the Tag Along Notice (the “Exercise Term”).

Should the Tag Along right have been exercised, Lauro Quarantotto can transfer its shareholding only jointly with the Shareholder/s which has/have exercised the Tag Along right in accordance with the above.

Unless expressly authorized by the Shareholder having exercised the Tag Along right, in the event Lauro Quarantotto transfers, in whole or in part, its shareholding in breach of the provisions set out under this Paragraph, although the Shareholder exercised the Tag Along right in accordance with the above, the Shareholder having exercised the Tag Along right within the Exercise Term shall have the right to sell to Lauro Quarantotto, which undertakes to purchase, the shareholding held by such Shareholder at the same price and at the same terms and conditions offered by the Potential Buyer. In this case, the transfer of the shareholding shall take place on a date to be mutually agreed by the interested parties, in any case no later than the 30th (thirtieth) Bank Business Day following the receipt of Lauro Quarantotto of the Exercise Notice. Instead, should the Tag Along right not be exercised within the Exercise Term, Lauro Quarantotto shall be free to complete the transfer to the Potential Buyer, provided that the terms and conditions of the transfer to the Potential Buyer shall not be more favorable than those set out in the Tag Along Notice.

The same provisions mentioned above shall apply, mutatis mutandis, to the case in which any of the Financial Shareholders, other than Lauro Quarantotto, intends to transfer, following the expiration of the Lock Up Financial Shareholders Period, all or part of the relevant shareholdings held in the share capital of Lauro Cinquantasette or – in event of completion of the Euticals Merger – of Euticals and therefore, in such case, any reference to Lauro Quarantotto made hereabove in this Paragraph shall be deemed as made to Mandarin, PEP, PEP SpA and/or Idea (as the case may be) and Lauro Quarantotto shall be entitled to the same rights to which the other Shareholders mutatis mutandis are entitled in accordance with the above (including, without limitation, the Tag Along right).

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For sake of clarity, with exclusive reference to any transfer carried out by Mandarin, the above shall apply following the expiration of the Lock Up Financial Shareholders Period but no later than June 30, 2016.

3.3.2.	Indirect Tag Along

Following expiration of the Lock Up Financial Shareholders Period, any direct or indirect transfer of the shareholding held by the Ultimate Shareholder of Lauro Quarantotto in Lauro Quarantotto shall be subject to the following tag along rights. Lauro Quarantotto shall be granted with all necessary powers to represent the Ultimate Shareholder of Lauro Quarantotto for the purposes of this Paragraph 3.3.2.

In the event that the Ultimate Shareholder of Lauro Quarantotto intends to transfer, in whole or in part, the relevant shareholding held directly or indirectly in the share capital of Lauro Quarantotto, Lauro Quarantotto (in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto) shall previously inform in writing all other Shareholders (the “Tag Along Indirect Notice”), indicating the name of the potential buyer, the shareholding to be transferred, the indirect shareholding held before and after the completion of the Indirect Sale (as defined below) and all terms and conditions of the sale, including the overall price of the sale which shall consist exclusively of cash or securities listed on an Italian or foreign stock exchange market (the “Indirect Sale”).

Each Shareholder – other than Lauro Quarantotto – by registered letter with return receipt (the “Indirect Tag Along Request”) to be sent to Lauro Quarantotto within the 10th (tenth) Bank Business Day following the receipt of the Tag Along Indirect Notice, shall have the right (the “Indirect Tag Along”) to request Lauro Quarantotto to include in the Indirect Sale the shareholdings held by the such Shareholder in the share capital of Lauro Quarantotto (or – in the event of completion of the Euticals Merger – of Euticals) in the same proportion of the shareholding to be transferred through the Indirect Sale, at the same implicit price of the shareholding to be transferred through the Indirect Sale and at the same other terms and conditions of the Tag Along Indirect Notice, it being understood that the purchase price of the shareholding held by the relevant Shareholder in the share capital of Lauro Cinquantasette, or – in the event of completion of the Euticals Merger – of Euticals, shall be determined – unless otherwise agreed in writing between Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto) and the Shareholders having exercised the Indirect Tag Along – by a primary investment bank jointly appointed by Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto) and all the others relevant Shareholders.

As a consequence, such Shareholder/s shall have the right to receive as price for the sale of the relevant shareholding, a consideration (the “Indirect Sale Price”) equal to the price to be paid in the context of the Indirect Sale. In the event that Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto), on one side, and all the relevant Shareholders, on the other side, do not reach an agreement in relation to the bank to be appointed for the purposes of this Paragraph within the 10th (tenth) Bank Business Day following the receipt of the Tag Along Indirect Notice, Lauro Quarantotto or each of the relevant Shareholders shall have the right to request, within the following 5 (five) Bank Business Days, the Chairman of the Court of Milan to appoint such bank (the bank as mutually agreed or appointed by the Chairman of the Court of Milan, hereinafter, the “Bank”).

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The Bank will determine the Indirect Sale Price applying methods of evaluation commonly used in standard market practice.

Costs and expenses of the Bank shall be borne in equal shares among the relevant party, including the Ultimate Shareholder of Lauro Quarantotto.

The determination of the Indirect Sale Price by the Bank, except in case of willful misconduct (dolo) or evident error (errore manifesto), shall be final and binding for all the relevant parties, including the Ultimate Shareholder of Lauro Quarantotto.

The Bank will deliver to Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto) and to the relevant Shareholders as soon as possible and, in any event, no later than the 10th (tenth) Bank Business Day following the relevant appointment, a written report containing the determination of the Indirect Sale Price and the principles and methods of calculation applied by the Bank for such determination (the “Report”).

If, within the 5th (fifth) Bank Business Day following the receipt of the Report, any of the relevant Shareholders confirms in writing by registered letter with return receipt its Indirect Tag Along Request to Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto), this latter shall cause the shareholding indicated in the Indirect Tag Along Request to be included in the Indirect Sale at the same price provided for in the Report, it being understood, however, that in case the third party purchaser is not willing to purchase all the shareholdings that the relevant Shareholders have the right to sell, the Ultimate Shareholder of Lauro Quarantotto, at its own discretion, will be entitled to:

(i) decrease the shareholdings to be transferred within the Indirect Sale to the extent necessary to allow the relevant Shareholders to sell their respective shareholdings pro rata in relation to the shareholding to be transferred within the Indirect Sale, at the same terms and conditions, by serving written notice by registered letter with return receipt (also through Lauro Quarantotto) to the relevant Shareholders (the “Notice of Decrease”); or

(ii) not to complete the Indirect Sale, by serving written notice by registered letter with return receipt (also through Lauro Quarantotto) to the relevant Shareholders (the “Termination Notice of the Indirect Sale”).

In the event that the Ultimate Shareholder of Lauro Quarantotto reduces the overall shareholdings to be transferred within the Indirect Sale in accordance with the provisions referred to under point (i) above, each Shareholders which has submitted the Indirect Tag Along Request shall have the right to withdraw from such request by serving written notice to Lauro Quarantotto (acting in the name and on behalf of the Ultimate Shareholder of Lauro Quarantotto) within the 5th (fifth) Bank Business Day following the receipt by the relevant Shareholder of the Notice of Decrease.

Following the receipt of the Termination Notice of the Indirect Sale or of the notice of withdrawal from the Indirect Tag Along Request after the Notice of Decrease, respectively, any Indirect Tag Along Request or the Indirect Tag Along Request/s withdrawn shall immediately cease to be effective.

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For sake of clarity, insofar as it may be necessary, for the purposes of this Paragraph “relevant Shareholder” or “relevant party” means any Shareholders which has submitted an Indirect Tag Along Request.

Following expiration of the Lock Up Financial Shareholders Period, the same provisions set forth above shall apply, mutatis mutandis, to any transfer by the Ultimate Shareholder of each Financial Shareholder other than Lauro Quarantotto and PEP SpA with respect to all or part of the shareholdings, directly or indirectly, held in the share capital of, respectively, Mandarin, PEP and Idea and, therefore, in such case, any reference made in this Paragraph: (i) to the Ultimate Shareholder of Lauro Quarantotto shall be deemed as referred to the Ultimate Shareholder of Mandarin, the Ultimate Shareholder of PEP or the Ultimate Shareholder of Idea (as the case may be); and (ii) to Lauro Quarantotto shall be deemed as referred to the Mandarin, PEP or Idea (as the case may be) and, therefore, Lauro Quarantotto and PEP SpA shall be entitled to the same rights, mutatis mutandis, of the other Shareholders pursuant to the provisions set forth above (including, without limitation, the Indirect Tag Along right).

For sake of clarity, with reference to any transfer by the Ultimate Shareholder of Mandarin, the provisions set forth above shall apply following the expiration of the Lock Up Financial Shareholders Period but not later than June 30, 2016.

3.4.	Pre-Emption Rights

3.4.1.	Direct Pre-Emption Right

Any Industrial Shareholder that intends to sell or transfer, in whole or in part, through inter vivos transactions, its shareholding in the share capital of Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals (the “Transferring Shareholder”), shall communicate the relevant offer to all other Shareholders by registered letter with return receipt (the “Offer Notice”) and each of the Shareholders shall have a pre-emption right for the purchase of such shareholding (the “Beneficiaries of the Pre-Emption” – namely all Shareholders other than the Transferring Shareholder).

For the purposes of this Paragraph, the expression “inter vivos transaction” shall include all transfers, in the broadest meaning possible and, therefore, in addition to the sale and purchase, by way of example and without any limitation, exchange agreements, contributions into companies, dation in payment and donations.

Each Beneficiaries of the Pre-Emption shall have a pre-emption right pro-quota proportional to the shareholding respectively held in the share capital of Lauro Cinquantasette or – in the event of completion of the Euticals Merger – of Euticals, it being understood that in case one or more Beneficiaries of the Pre-Emption do not exercise their pre-emption right, such right will automatically and proportionally increase in favor of each Beneficiary of the Pre-Emption which exercises the pre-emption right (diritto di accrescimento) (the “Option to Increase”).

The Offer Notice shall contain the details of the transferee and the conditions of the transfer, among which, in particular and without limitation, the shareholding to be transferred, the relevant percentage of the share capital, the price, the methods of payment and any other provision setting forth obligations and/or costs to be borne by the parties.

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In the event that any of the Beneficiaries of the Pre-Emption intends to exercise its pre-emption right, such Beneficiary of the Pre-Emption shall deliver to the Transferring Shareholder a written notice of exercise of the pre-emption right indicating the shareholding that it intends to purchase (the “Pre-Emption Right Notice”), by registered letter with return receipt to be sent no later than the 30th (thirtieth) Bank Business Day following the date of receipt of the Pre-Emption Right Notice (the “Pre-Emption Right Term”).

In the event that the Transferring Shareholder receives the Pre-Emption Right Notice only by certain and not all the Beneficiaries of the Pre-Emption, within the 3rd (third) Bank Business Day following the expiration of the Pre-Emption Right Term, the Transferring Shareholder shall inform the Beneficiaries of the Pre-Emption that have sent the Pre-Emption Right Notice, by serving a written notice by registered letter with receipt return, , that certain Beneficiaries of the Pre-Emption did not send any Pre-Emption Right Notice.

In such case, in the event that the Beneficiaries of the Pre-Emption which exercised their pre-emption right intend to exercise their Option to Increase, they shall inform in writing the Transferring Shareholder by registered letter with return receipt (the “Option to Increase Notice”) to be sent no later than the 5th (fifth) Bank Business Day following the receipt of the notice relating to the Option to Increase (the “Option to Increase Term”).

The shareholding indicated in the Offer Notice shall be transferred no later than the 30th (thirtieth) Bank Business Day following: (i) the date of receipt of the last Pre-Emption Right Notice, in case all Beneficiaries of the Pre-Emption exercise their pre-emption right in accordance with the provisions set forth above, or (ii) in the even that certain and not all Beneficiaries of the Pre-Emption exercise their pre-emption right, upon the expiration of the Option to Increase Term, it being understood that, should the appraisal of the expert be required pursuant to the provisions set forth below, the transfer of the shareholding from the Transferring Shareholder to the Shareholder/s having exercised its/their pre-emption right will occur no later than the 30th (thirtieth) Bank Business Day following the date of the appraisal prepared by the expert appointed by the Court.

In the event that none of the Beneficiaries of the Pre-Emption exercises the relevant pre-emption right in accordance with the terms and conditions set forth above, the Transferring Shareholder shall be entitled to transfer its entire shareholding to the purchaser indicated in the Offer Notice no later than the 30th (thirtieth) Bank Business Day following the expiration of the term for the exercise of the pre-emption right, otherwise the procedure for the exercise of the pre-emption right shall be repeated again.

In the event that the transfer occurs without any consideration or with a consideration in kind (i.e. not in cash) (the “Transfer without Consideration”), the price of the transfer shall be agreed by the Transferring Party and by the Beneficiaries of the Pre-Emption. Should the party not reach an agreement within 20 (twenty) Bank Business Days following the receipt of the Offer Notice, then the price for the sale and purchase between the Transferring Shareholder and the Shareholders which did not reach an agreement (the “Dissenting Shareholders”) will be determined on the basis of an appraisal prepared by an expert appointed by the Court of Milan, upon request by the most diligent party; the expert shall evaluate with a “fair evaluation” (equo apprezzamento) the value of the shareholding to be transferred, applying methods of evaluation commonly used in the standard market practice. The expert shall deliver its appraisal to the Transferring Party and to the Dissenting Shareholders within 20 (twenty) Bank Business Days from the acceptance of the appointment.

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The costs related to the activities of the expert shall be equally borne by the Transferring Shareholder, on one side, and by the Dissenting Shareholders, on the other side, the latter proportionally to their respective shareholding.

The determination shall be binding for the Transferring Shareholder and the Dissenting Shareholders, without prejudice to the withdrawal right set forth below. The Transferring Shareholder and the Dissenting Shareholders shall have the right not to complete, respectively, the sale or purchase of the shareholding, by serving written notice by registered letter with return receipt to the relevant Shareholders no later than the 10th ( tenth) Bank Business Days following the receipt of the appraisal.

In such case, the procedure for the exercise of the pre-emption right shall be deemed extinguished, it being understood that, in such case, the expenses related to the expert’s activities shall be entirely borne by the withdrawal party/ies (if more than one, equally among the withdrawal parties)

In case of transfer of the bare ownership (nuda proprietà) and transfer or creation of rights in rem (also as guarantee) on the shareholding, such as, by way of example and without limitation, usufruct or pledge, the Transferring Shareholder or the pledgor shareholder shall keep the voting right. Upon cancellation of the usufruct or any other right of the shareholder, whereby the transferee becomes full owner or acquire the voting right, the shareholding shall be subject to a pre-emptive right, applying mutatis mutandis the provisions set forth above for the Transfer without Consideration.

3.4.2.	Indirect pre-emption rights

The provisions set forth under Paragraph 3.4.1 above shall apply, mutatis mutandis, to any inter vivos transactions carried out by any Ultimate Shareholders of Others with respect to any direct or indirect shareholdings held by the same in the share capital of the Shareholder respectively controlled by such Ultimate Shareholder of Others.

In particular, should one of the Ultimate Shareholders of Others intend to sell or transfer, inter vivos, in whole or in part, its direct or indirect shareholding in the share capital of the Shareholder controlled by the same (the “Transferring Ultimate Shareholder Other”), then the latter shall offer to each Beneficiaries of the Pre-Emption to purchase a shareholding in the share capital of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals, proportionally equal to the direct or indirect shareholding (on a fully diluted basis) held in the share capital of the Shareholder controlled by the same Transferring Ultimate Shareholder Other (the “Indirect Shareholding”).

Each Beneficiaries of the Pre-Emption shall be entitled to exercise the above mentioned pre-emption right, pro-quota, proportionally to the shareholdings owned by each Beneficiaries of the Pre-Emption in the share capital of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals, without prejudice to the Option to Increase in case one or more of the Beneficiaries of the Pre-Emption do not exercise the pre-emption right.

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The purchase price of the shareholdings subject to the pre-emption right (the “Indirect Shareholding Price”) will be determined by - unless otherwise agreed in writing between the Transferring Ultimate Shareholder Other, on one side, and all the Beneficiaries of the Pre-Emption who have served the Offer Notice, on the other side - a primary investment bank jointly appointed by the Transferring Ultimate Shareholder Other and the other/s involved Beneficiary/ies of the Pre-Emption.

In case of disagreement in relation to the investment banking institution to be appoint under this Paragraph 3.4.1. within the 10th (tenth) Bank Business Day following the receipt of the Offer Notice, the Transferring Ultimate Shareholder Other or each of the involved Beneficiaries of the Pre-Emption may require, within the following 10 (ten) business days, Chairman of the Court of Milan to appoint such bank by the (the bank as mutually agreed or appointed by the Chairman of the Court of Milan, hereinafter, the “Bank”).

The Bank shall determine the Indirect Shareholding Price applying criteria generally used in standard market practice.

The costs and expenses of the Bank shall be borne in equal shares between the parties who have caused the appointment of the Bank.

The Bank shall provide - promptly and in any case no later than 15 (fifteen) Bank Business Days following the relevant appointment - the Transferring Ultimate Shareholder Other and the relevant Beneficiary/ies of the Pre-Emption with a written report containing the determination of the Indirect Shareholding Price and the principles and methods of calculation applied by the Bank for such determination (the “Report”).

The determination of the Indirect Shareholding Price by the Bank, except for the case of willful misconduct (dolo) or evident error (errore manifesto), shall be final and binding for the Transferring Ultimate Shareholders Other and for the other/s relevant Beneficiary/ies of the Pre-Emption.

No later than the 10th (tenth) Bank Business Day following the receipt of the Report, both the Transferring Ultimate Shareholder Other and each Beneficiary of the Pre-Emption shall have the right not to complete, respectively, the sale or the purchase, by serving written notice by registered letter with return receipt to the Transferring Ultimate Shareholder Other and/or to the others Beneficiaries of the Pre-Emption (as the case may be).

In such case all the pre-emption procedure shall be considered extinguished, without prejudice to the fact that in such case, all the expenses related to the Bank’s activities shall be entirely borne by the withdrawing part/s (if more than one, in equal shares).

Without prejudice to the above, within the 10th (tenth) Bank Business Day following the receipt of the Report, the transfer of the Indirect Shareholding shall be consummated and, for such purposes, the Transferring Ultimate Shareholder Other shall carry out, and shall cause to be carried out, all fulfillments necessary for transfer of the Indirect Shareholding in favor of the Beneficiary/ies of the Pre-Emption who has/ve exercised the relevant pre-emption right.

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3.4.3.	Pre-Emption Rights on Mandarin Shareholding

Starting from July 1, 2016, the provisions set forth under Paragraphs 3.4.1 and 3.4.2 shall apply, mutatis mutandis, to any inter vivos transactions carried out by Mandarin or, as the case may be, by the Ultimate Shareholder of Mandarin, with respect to any direct or indirect shareholdings in the share capital of, respectively, Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals (the “Pre-Emption Rights on Mandarin Shareholding”). This without prejudice to the fact that Mandarin hereby undertakes not to complete any such direct and/or indirect transfer without the prior written consent of the Financing Credit Institutions, where provided in the agreements with the Financing Credit Institutions and, in any case, in the event such transfer may give rise to: Euticals’ breaches of the provisions of the IMI Facility Agreement, early repayment obligations of such facility agreement, acceleration of the debtor, termination of IMI Facility Agreement or right of withdrawal of the Financing Credit Institution from the IMI Facility Agreement.

By way of derogation from Paragraphs 3.4.1 and 3.4.2 above, the Shareholders shall be entitled to exercise non-proportional Pre-Emption Rights on Mandarin Shareholding as follows:

(i)	Lauro Quarantotto shall be entitled to exercise an exclusive pre-emption right on a number of (X) shareholdings (subject to the Pre-Emption Rights on Mandarin Shareholding) of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals to be calculated as follows:

X= (0.51 x A) - B

where

A shall be equal to the shareholding representing 100% (hundred percent) of the share capital of Lauro Cinquantasette or - in the event of completion of Euticals Merger - of Euticals

B shall be equal to the shareholdings of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals owned by Lauro Quarantotto provided that if X is equal to 0 (zero) or equal to a negative number, then following provisions under point (ii) shall exclusively apply;

(ii)	each of Beneficiaries of the Pre-Emption (including Lauro Quarantotto) shall be entitled to exercise a right of pre-emption on a number of (Y) shareholdings subject to the Pre-Emption Rights on Mandarin Shareholding to be calculated as follows:

Y = C - X

where:

C shall be equal to the shareholdings subject to the Pre-Emption Rights on Mandarin Shareholding; and

X shall be equal to the outcome of the calculation under point (i) above, provided that if X is equal to a negative number, it will be considered for the purposes of this formula as equal to 0.

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Each of the Beneficiaries of the Pre-Emption shall be entitled to exercise a pre-emption right pro-quota in proportion to the shareholdings held by the same in the share capital of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals, without prejudice to the Option to Increase, in case one or more Beneficiaries of the Pre-Emption failed to exercise the pre-emption right (including the pro-quota Option to Increase of all the Beneficiaries of the Pre-Emption, in case Lauro Quarantotto does not exercise its exclusive right of pre-emption under point (i) above).

The Parties also agree that in event, following the exercise (in whole or in part) of the Pre-Emption Rights on Mandarin Shareholding, Lauro Quarantotto shall become owner of a shareholding representing at least 51% of the share capital of Lauro Cinquantasette (or - in the event of completion of the Euticals Merger - of Euticals), Lauro Quarantotto shall be entitled to exercise also all the rights granted to Mandarin under Paragraph 2.1 above.

3.4.4.	Unenforceability of the pre-emption right and prevalence of the Drag Along provisions

The provisions set forth under this Paragraph 3.4 shall not apply to any inter vivos transactions with respect to the shareholdings in the share capital of Lauro Cinquantasette or - in the event of completion of the Euticals Merger - of Euticals, in case of exercise of the Drag Along right set forth under Paragraph 3.5 below.

The provisions under Paragraph 3.5 below will prevail in any case of conflict between the provisions set forth under this Paragraph 3.4 and the provisions under Paragraph 3.5 below.

3.5.	Drag Along

Following the expiration of the Lock Up Financial Shareholders Period, should Lauro Quarantotto intend to transfer the entire shareholding owned by the same in the share capital of Lauro Cinquantasette (or - in the event of completion of the Euticals Merger - in Euticals), the remaining Shareholders will have to sell (and the Ultimate Shareholder will have to cause, also in accordance with the provisions of article 1381 of the Italian Civil Code, the Shareholders to sell) their entire shareholding along with Lauro Quarantotto at the same terms and conditions agreed by Lauro Quarantotto, it being understood that the consideration provided for the sale of the 100% of the share capital should be at least equal to the higher of:

(i)	70% of the amount invested (as defined in Annex 3.7) by the Shareholders in Lauro Cinquantasette (or - in the event of completion of the Euticals Merger - in Euticals); and

(ii)	the Fair Market Value as defined in Lauro Cinquantasette By-Laws (or - in the event of completion of the Euticals Merger, as defined in the Euticals by-laws to be adopted pursuant to Paragraph 4.1(iii) of the Agreement) calculated taking into consideration 100% (one hundred per cent) of the share capital (the “Drag Along”).

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In such case Lauro Quarantotto shall inform in writing all other Parties, by registered letter with return receipt (the “Drag Along Notice”), of its intention to sell, the selling price and all the other known terms of the sale.

The other Shareholders hereby undertake to sell (and the Ultimate Shareholders undertake to cause, also for the purposes of article 1381 of the Italian Civil Code, the Shareholders to sell) their shareholdings at the terms and conditions provided for in the Drag Along Notice, it being understood that the sale of the shareholdings will occur, with respect to all the Shareholders, at the same terms, at the same terms and conditions and with the same modalities (including, without limitation, the granting of the same representations and warranties, indemnities and relevant guarantees).

The Drag Along right shall not apply in case of sale of the entire shareholding owned by Lauro Quarantotto in the share capital of Lauro Cinquantasette (or - in the event of completion of the Euticals Merger - in Euticals) to a company participated by, or, according to article 2359 of the Italian Civil Code, controlled or otherwise connected with Lauro Quarantotto or the Ultimate Shareholder of Lauro Quarantotto.

3.5-bis	In the event that one or more Shareholders fail to fulfill their obligation to sell all (and not less than all) their shareholdings according to the provisions set forth under Paragraph 3.5 above (the “Defaulting Shareholder”), Lauro Quarantotto shall have the right to redeem the shareholding of the Defaulting Shareholder, pursuant to article 2437-sexies of the Italian Civil Code (the “Redemption Right”). Lauro Quarantotto will have the right to exercise the Redemption Right in compliance with the provisions set forth under Lauro Cinquantasette By-Laws or, in the event of completion of the Euticals Merger, in compliance with the provisions set forth under the resulting company’s by-laws.

3.6.	Particular transfers

3.6.1.	Permitted Transfers

The provisions set forth under Paragraph 3.1, 3.2, 3.3. and 3.4 above will not apply to the following cases:

(x) any transfers of shareholdings owned by the Shareholders in the share capital of Lauro Cinquantasette (or - in the event of completion of the Euticals Merger - of Euticals) to any companies directly or indirectly controlled by such transferring Shareholders or controlling such Shareholders or controlled by the same company which control the transferring Shareholders (belonging to the same group of the transferring Shareholders);

and

(y) any transfers by one of the Financial Shareholders to: (1) any funds or investment schemes directly or indirectly managed by such Financial Shareholders or (2) any investors of the fund or investment schemes of such Financial Shareholders for the purposes of distribution of the assets of such fund or investment schemes.

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The above mentioned provisions under point (x) and (y) are subject to the following conditions:

(i)	A prior written notice shall be sent to the other Parties;

(ii)	simultaneously with the transfer of the shareholdings, the transferee undertakes all the obligations set forth in this Agreement, by executing the Deed of Adherence and delivering the originals of such Deed of Adherence to each other Parties for their acceptance;

(iii)	in the case under point (x) above, the transferring Shareholder, simultaneously with the transfer of the shareholding undertakes vis-à-vs the other Parties - by expressly accepting such obligation in the Deed of Adherence under point (ii) above - to repurchase such shareholding to be transferred, in case the transferee ceased to control the transferring Shareholder or, as the case may be, ceased to be directly or indirectly controlled by the transferring Shareholder.

and provided that

(iv)	in case of partial transfers of the shareholdings owned by a Shareholder, following the execution of such transfers, the transferring Shareholder and the transferee will be considered as a sole party for the purposes of this Agreement (including, without limitations, the provisions concerning the designation of the members of the board of directors and of the statutory auditors of Lauro Cinquantasette and of Euticals).

3.7.	IPO

In case market conditions make it opportune, Lauro Quarantotto, upon prior non-binding consultation with Mandarin, will be entitled to commence the process aimed at the listing on an Italian or foreign regulated market of the shares of Lauro Cinquantasette or of the company resulting from the possible merger between Lauro Cinquantasette and the Company (the “IPO”) by serving written notice to the other Shareholders.

For these purposes, at least three primary international banks – to be designated by Lauro Quarantotto upon prior non-binding consultation with the other Shareholders – will be requested to formulate in writing the evaluation of the increase in value of the economic capital of the listing company (the “IPO Evaluation”).

Lauro Quarantotto will communicate the IPO Evaluation by serving written notice to any other Shareholders and (i) in case at least two among the IPO Evaluations given above reflect, in the lower part of the range related to the increase in value, the values, from time to time applicable, set forth in Annex 3.7, the Shareholders will be required to carry on the IPO process while (ii) if such evaluations do not reflect, neither in the lower part of the range related to the increase in value, the values set forth in Annex 3.7 the process, unless otherwise jointly agreed by Lauro Quarantotto and Mandarin, will be interrupted.

All the above, it being however understood that:

(a)	in case the final evaluation of the listing company, and therefore the final offering price related to the placement in relation to the IPO, reflects the values set forth in Annex 3.7, from time to time applicable, the Shareholders must join the placement in relation to the IPO as selling shareholders;

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if, on the contrary

(b)	the final evaluation of the listing company, and therefore the final offering price related to the placement in relation to the IPO, does not reflect the values set forth in Annex 3.7, from time to time applicable, Lauro Quarantotto and Mandarin, will be jointly entitled to alternatively:

1.	withdraw or revoke the placement aimed at the IPO and therefore not carry out the same IPO;

or, at their discretion,

2.	proceed to carry out the IPO ( except in case of extraordinary circumstances, as provided in the market practice, which would determine the withdrawal and/or the revocation of the placement aimed at the IPO), provided that in such a case the other Shareholders will be entitled to, but not obliged to, join as selling shareholders the placement aimed at the IPO. In addition, in this case Lauro Quarantotto and Mandarin will be jointly entitled to decrease the aggregate amount of the selling shareholding or to supersede - in whole or in part – such Shareholders by offering their further own shareholdings.

Without prejudice to the above, the other Parties hereby grant irrevocable proxy pursuant to Article 1723, second paragraph, of the Italian Civil Code to Lauro Quarantotto and Mandarin jointly, so that the same:

(x)	determine the company to be listed, select the Global Coordinator/s, the Sponsor/s, the Lead Manager and the advisors to be designated in order to carry out the IPO;

(y)	take any further decision related to the IPO, provided however that in the event of Direct IPO the placement aimed at the same will be structured so that any shareholders may participate in the selling offer pari passu among themselves in proportion to the amount of the relevant shareholding in the listing company as well at the same terms and conditions.

For the purpose of carrying out the abovementioned proxy, the other Parties grant to Lauro Quarantotto and Mandarin, jointly, the widest powers, in the name and on behalf of each Party, to carry out (or make sure that it will be carried out) any activities required or simply opportune in relation to the IPO process, including, without any limitations, the negotiation and execution of any documents, agreements or deed, the undertaking of any obligation as well as the issuance of any representations, even towards any competent authority and the stock exchange company managing the market on which the IPO is envisaged, and the issuance of representations and warranties and the undertaking of the relevant indemnity obligations towards the banks involved in the IPO process, as well as the undertaking of lock-up obligations (it being understood that all Parties will provide the same representations and warranties and undertake the same indemnity and lock-up obligations).

Furthermore, any Parties undertake, if required by Lauro Quarantotto and Mandarin, to cooperate and actively participate in the IPO process, carrying out or, as the case may be, ensuring that it will be carried out, the activities for these purposes indicated by Lauro Quarantotto and Mandarin.

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The Parties further undertake to adopt or, as the case may be, ensure that it will be adopted any resolutions required to execute the provisions set forth in this Paragraph.

Costs and expenses related to the IPO (including without limitations payments, commissions, charges and fees of the Global Coordinator/s, the banks joining the banking syndicate and the advisors involved in the transaction) will be partly borne by the listing company and for the outstanding part split on a pro-quota basis among those joining the offer aimed at the IPO in proportion to the respective participation to the same offer.

For sake of clarity, insofar as it may be necessary, if required, the provisions set forth under Paragraphs 3.1, 3.2, 3.3, 3.4 and 3.6 shall not apply in case of IPO.

3.8.	Sale

Lauro Quarantotto and/or Mandarin may commence – even contextually with the IPO, if not completed yet – the process aimed to the sale to third parties of 100% of the share capital of Lauro Cinquantasette or of the Company or of the company resulting from the possible merger between Lauro Cinquantasette and the Company or of any other Controlled (hereinafter the “Sale”), by serving written notice to the other Shareholders.

For these purposes Lauro Quarantotto and Mandarin may carry out both negotiations (the “Negotiation”) with potential third-party buyers – in which case the same may act even severally – and a private auction procedure (the “Auction”) in which case Lauro Quarantotto and Mandarin will act jointly by serving written notice to the other Shareholders in relation to the commencement of the Auction. The Auction procedure will be set out and managed by a major investment bank (the “Advisor of the Sale”) to be designated jointly by Lauro Quarantotto and Mandarin, upon prior non-binding consultation with the other Shareholders, it being understood that in case of failure to reach an agreement between Lauro Quarantotto and Mandarin in relation to the designation of the Advisor of the Sale within 10 (ten) Business Days from the date of notice of the Auction procedure, the Advisor of the Sale will be designated by the Chairman of the Court of Milan upon request by the most diligent party among Lauro Quarantotto and Mandarin.

If following such Negotiations or the Auction procedures one or more binding offers aimed at the Sale were formulated, the Parties shall execute the Sale at the terms of the only offer received or the best offer (the "Best Offer"), provided however that the transaction will be executed only if the evaluation of the target company related to the only offer received or the Best Offer, as the case may be, reflects the values and thus enables the achievement of the returns, from time to time applicable, referred to in Annex 3.7.

The Best Offer will be selected jointly by Lauro Quarantotto and Mandarin upon prior non-binding consultation of the other Shareholders, it being however understood that, in case of failure to achieve an agreement between Lauro Quarantotto and Mandarin in relation to the selection of the Best Offer, it will be deemed as the Best Offer the offer including the highest consideration in terms of absolute value.

The Parties hereby grant irrevocable proxy pursuant to Article 1723, second paragraph, of the Italian Civil Code to Lauro Quarantotto and Mandarin jointly, so that the same shall organize, manage and negotiate the Sale, manage the relationships with counterparties and negotiate the relevant agreements as well as appoint the Advisor of the Sale and the other advisors involved in the same Sale, provided however that the Sale will be executed at the same terms and conditions with respect to the shareholdings of any Shareholders (including, without limitations, the issuance of representations and warranties, the undertaking of the relevant indemnity obligations and warranties).

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For the purpose of executing the abovementioned proxy, the Parties grant jointly to Lauro Quarantotto and Mandarin the widest powers, in the name and on behalf of each Party, to carry out (or ensure it will be carried out) any activities required or simply opportune in relation to the Sale process, including, without limitations, the negotiation and execution of any documents, agreements or deeds, the undertaking of any obligations (including any obligations, subject or not to any conditions, to the completion of the Sale) as well as the issuance of representations and warranties, the undertaking of the relevant indemnity obligations and warranties.

Furthermore, any Parties undertake, if required by Lauro Quarantotto and Mandarin, to cooperate and actively participate in the Sale process, carrying out or, as the case may be, ensuring that it will be carried out, the activities for these purposes indicated by Lauro Quarantotto and Mandarin.

The Parties further undertake to adopt or, as the case may be, ensure that it will be adopted any resolutions required to execute the provisions set forth in this Paragraph.

Costs and expenses related to the Sale (including without limitations payments, commissions, charges and fees of the Advisor of the Sale and of the other advisors involved in the transaction) will be shared on a pro-quota basis among any Shareholders in proportion to the respective participation to the same Sale.

3.9.	Pledges on shares granted in favor of the Financing Credit Institutions and the “Shareholders’ Agreement of the Beneficial Owner”

(i)	The Shareholders acknowledge the granting of a pledge on the relevant shareholdings in the share capital of Lauro Cinquantasette in favor of the Financing Credit Institutions in order to guarantee the obligations of Euticals provided for in the IMI Facility Agreement at terms and conditions set out into the same financing agreement and undertake to carry out and ensure that will be carried out all the activities required and opportune in order to fulfill the obligations and commitments pursuant to the relevant abovementioned pledges.

(ii)	The Parties hereby acknowledge that Lauro Cinquantasette has granted a pledge on the relevant shareholdings in the Euticals share capital in favor of the Financing Credit Institutions in order to guarantee the obligations of Euticals provided for in the IMI Facility Agreement at terms and conditions set out in the same financing agreement and undertake to carry out and ensure that will be carried out all the activities required and opportune in order to fulfill the obligations and commitments pursuant to the relevant abovementioned pledge.

(iii)	The Parties also acknowledge that Lauro Cinquantasette has entered into the “Shareholders’ Agreement of the Beneficial Owner” (as defined in the IMI Facility Agreement) at terms and conditions set out in the same IMI Facility Agreement and undertake to carry out and ensure that will be carried out all the activities required and opportune in order to ensure the fulfillment by Lauro Cinquantasette of the obligations and commitments provided for by such agreement.

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4.	Mergers, share capital increases and other extraordinary transactions of the companies of the Group

4.1.	Merger between Lauro Cinquantasette and Euticals

The Parties will evaluate to carry out the merger by incorporation of Lauro Cinquantasette into Euticals (the so called reverse merger) (the “Euticals Merger”), both hereby undertaking to perform the Euticals Merger in due course prior to the IPO, it being understood that should the Euticals Merger occur: (i) the provisions contained in this Agreement shall entirely apply, mutatis mutandis, even to the company resulting from the Euticals Merger, (ii) the by-laws adopted by the company resulting from the Euticals Merger shall comply with the Lauro Cinquantasette By-Laws and (iii) the provisions set forth herein and addressed to Lauro Cinquantasette and Euticals shall apply to the company resulting from the merger and any reference made to Lauro Cinquantasette and Euticals herein shall be considered as addressed to the company resulting from the Euticals Merger. Should the Parties agree on the performance of the Euticals Merger, the same hereby undertake to adopt and/or ensure that the competent bodies adopt any required resolution and to resolve and ensure that the competent bodies resolve upon the resolutions required in order to execute the provisions sub (i), (ii) and (iii) above.

4.2.	Further mergers or extraordinary transactions

Without prejudice to the abovementioned cases, in the event that Euticals (or the company resulting from the Euticals Merger) or any another company of the Group which is subject to the provisions contained herein should merge with another company (either part of the Group or not) or be involved in other extraordinary transactions, the provisions set forth under this Agreement shall apply, mutatis mutandis, to the company (or the companies) resulting from the extraordinary transaction. All the above, it being understood that, if Euticals (or the company resulting from the Euticals Merger) is one of the companies involved in a merger or a demerger (or any other extraordinary transaction), the provisions set forth herein and addressed to Euticals shall apply to the company (or the companies) resulting from the merger (or from the completion of any other extraordinary transaction) and any reference made to Euticals herein shall be deemed as addressed to the company/ies resulting from the execution of such transactions.

5.	Duration

5.1.	Without prejudice to the provisions set forth under Paragraph 5.4 below, this Agreement shall be effective from the Execution Date until the expiration of the earlier of: (i) the date of July 7, 2020 and (ii) the start trading date in case of IPO.

5.2.	The Parties agree that not later than six months prior to the expiration of the duration set forth under Paragraph 5.1(i) above (therefore excluding the expiration under point (ii) of the same Paragraph), the same shall negotiate in good faith the renewal of this Agreement at terms and conditions substantially in line with those provided under this Agreement.

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5.3.	Should this Agreement not be renewed in accordance with the provisions under Paragraph 5.2 above within the 60th (sixtieth) Bank Business Day prior to the expiration date set forth under Paragraph 5.1 (i) above, then the Euticals By-Laws and, in the case of failure to complete the Euticals Merger, the Lauro Cinquantasette By-Laws as well, adopted in compliance with the provisions set forth under Paragraph 2.1.8 above, shall be amended – and the Parties hereby undertake to adopt, and to cause all necessary resolutions to be taken – in order to provide that the Board of Directors’ meetings is validly convened and validly resolves upon the Qualified Decisions and upon the Qualified Decisions with Special Quorum with a majority of 6 (six) directors out of 7 (seven).

5.4.	The provisions set forth under Paragraphs 3.2.2, 3.3, 3.4 and 3.5 above shall remain fully valid and in force among the Parties, even after the expiration of this Agreement pursuant to Paragraph 5.1 (i) above, until and as long as any of the Shareholders (or any person or entity that will have adhered to this Agreement pursuant to Paragraphs 3.2 and 3.6 above) will be a shareholder of Lauro Cinquantasette or – following the completion of the Euticals Merger – of Euticals.

6.	Miscellaneous provisions

6.1.	Amendments and waivers

Any amendment to this Agreement shall not be valid and binding unless executed in writing by all the Parties. Any waiver with respect to any provision of, or any right arising out of, this Agreement shall not be deemed or be construed as a waiver in respect of any other provision unless expressly provided therein in the context of said waiver. Any waiver made by a Party to a right to which it was entitled to under this Agreement shall not be deemed as a final waiver of such right, but rather as a waiver limited to that specific circumstance in which it occurred.

6.2.	No further agreements among the Parties

Each Party represents and warrants that no further shareholders’ agreement or understanding, other than this Agreement, is currently in force among the Parties or among some of them. This Agreement sets forth the entire agreement among the Parties with respect to their relationships as shareholders of Lauro Cinquantasette as well as to the management and corporate governance of Lauro Cinquantasette, Euticals and/or other companies of the Group. The Parties undertake not to individually execute with one or more of the other Parties further agreements or understandings in addition to those set forth in this Agreement or in conflict with the provisions of this Agreement.

The foregoing shall not apply in relation to the agreement entered into by and between the Industrial Shareholders pursuant to Paragraph 2.1.1 above and to any agreements among all or some of the Parties concerning the directors and managers of Lauro Cinquantasette, Euticals and/or other companies of the Group including, without limitation, agreements providing for bonus or incentives in favor of these latter.

6.3.	Severability

Any of the provisions of this Agreement which shall be or become illegal, invalid or unenforceable, it shall be removed from the Agreement and be deemed as unenforceable to the extent of such illegality, invalidity or unenforceability, and shall under no circumstances affect, to the extent permitted by law , the other provisions of this Agreement.

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6.4.	Assignment

This Agreement is binding and effective vis-à-vis the Parties and their respective transferees and successors, without prejudice to the provisions of Paragraph 3.6 above. This Agreement and any rights and obligations of the Parties relating thereto shall not be assigned by any of the Parties without the prior written consent of all the other Parties.

6.5.	Notices

All notices required or permitted by the provisions of this Agreement shall be in writing and will be deemed as effectively and validly served upon receipt of the same, if made by letter or telegram, or, if made by fax, upon successful transmission of the confirmation written receipt issued by the fax machine, provided in any case that it has been addressed as follows:

(i)	if to Lauro Quarantotto:

Lauro Quarantotto S.p.A.

c/o CLESSIDRA SGR S.p.A.

Via del Lauro n. 7

20121 Milano

Fax no: +39 02869522522

To the attention of: Mr. Alessandro Papetti

with copy to:

Mr. Roberto Zanchi and Ms. Mia Rinetti

Studio Legale Pavia e Ansaldo

Via del Lauro n. 7

20121 Milano

Fax no: + 39 0285582851

(ii)	if to Mandarin:

Mandarin Capital Partners S.c.a. SICAR

Rue Jans Antoine, 10
L-1820 Luxembourg (Grand Duché du Luxembourg)

Grand Duché du Luxembourg

c/o Mandarin Advisory S.r.l.

C.so Porta Nuova 3

20121 Milano

Fax no: +39 02 86998148

To the kind attention of: Mr. Enrico Ricotta and Mr. Matteo Sessi

(iii)	if to Poli Group:

Poli Group Holding S.r.l.

Via G. Marcora 11

20121 Milano

c/o

Paola Poli

via Arena 16/

Fax no: +3902783168

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(iv)	if to Giasone:

Giasone Srl

Vicolo Bellani, 1

20052 Monza

Fax no: +390392301909

To the kind attention of: Mr. Claudio Cafaro

(v)	if to Guiva:

Guiva Italia S.r.l.

Viale Montenero 70

20135 Milano

Fax no: +390229005675

To the kind attention of: Mr. Guido Puricelli

(vi)	if to Bema:

Immobiliare Bema S.r.l.

Via Pietro Mascagni, 9

20122 Milano

Fax no: +390229005675

To the kind attention of: Mr. Claudio Massimo and Ms. Alessandra Santi

(vii)	if to PEP:

Private Equity Partners Società di Gestione del Risparmio S.p.A.

Via degli Omenoni, 2

20121 Milano

Fax no: 02 8052321

To the kind attention of: Mr. Giovanni Campolo and Ms. Alessandra Stea

(viii)	if to PEP S.p.A.:

Private Equity Partners S.p.A.

Via degli Omenoni, 2

20121 Milano

Fax no: 02 8052321

To the kind attention of: Mr. Giovanni Campolo and Ms. Alessandra Stea

(ix)	if to Idea:

Idea Capital Funds Società di Gestione del Risparmio S.p.A.

Via Brera 21

20121 Milano

Fax no: 02 29066320

To the kind attention of: Mr. Mario Barozzi

(x)	if to Guido Puricelli:

Guido Puricelli

Via Corno di Cavento, 17

20100 Milano

Fax no: +390229005675

To the kind attention of: Mr. Guido Puricelli

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(xi)	if to any of the Ultimate Shareholders, to the respective addresses and/or fax numbers listed under Annex (D),

or to the different person at the different address or fax number, included within the territory of the Republic of Italy, which either Party may notify to the other following the date of this Agreement in accordance with the provisions above, it being understood that at the aforesaid addresses or at the different addresses that may be notified hereafter, the Parties also elect their domicile for all purposes related to this Agreement, including for the purposes of any legal and judicial notifications.

6.6.	Expenses

Each Party shall bear and pay its respective fees and expenses (including, without limitation, all legal and advisor fees and expenses) incurred in connection with this Agreement. Any expenses related to the communication/publication of this Agreement, in the cases provided by law, shall be equally shared among all the Parties of this Agreement.

6.7.	Public announcements and confidentiality

The Parties shall agree in advance upon any public announcement and/or press release related to the execution of this Agreement, its content and/or the performance and fulfilment of the provisions contemplated herein, in compliance with the obligations required by the applicable law or by any competent authority.

Without prejudice to the foregoing, each Party undertakes to keep strictly confidential the content of this Agreement, as well as any confidential information disclosed to any during the negotiations related to this Agreement or during the performance/fulfillment of the activities provided therein, and therefore undertakes not to disclose such confidential information to third parties (except for its directors, employees, advisors and auditors, provided that these latter are required to comply with confidentiality obligations and in any case to the extent strictly necessary for the implementation of this Agreement), without the prior written consent of the other Parties.

6.8.	Survival of provisions

In any event of termination of the Agreement, the provisions set forth under Paragraphs 5.4, 6 and 7 shall remain in full force and effect.

6.9.	Execution of the Agreement

This Agreement shall be executed by means of exchange of correspondence and the Parties agree that for the purposes of this execution the Ultimate Shareholders and the Sellers are treated as a single party and Lauro Quarantotto as the other party, and, therefore, the Agreement will be deemed as duly executed when the Ultimate Shareholders and the Sellers have received one single original signed by Lauro Quarantotto and Lauro Quarantotto has received one single original signed by all the Ultimate Shareholders and the Sellers, it being understood that each single Party shall be entitled to receive a notarized certified copy of the Agreement.

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6.10.	Delivery of the Agreement to the Financing Credit Institutions

The Parties expressly authorize Lauro Quarantotto and Mandarin to deliver a copy of this Agreement as well as copy of any ancillary and/or implementing and/or amending deeds and documents related thereto to the Financing Credit Institutions.

7.	Applicable law – Arbitration clause – Jurisdiction

7.1.	Applicable law

This Agreement shall be governed by, and construed and interpreted in accordance with, Italian law, excluding any reference to foreign laws or jurisdictions.

7.2.	Arbitration clause

Any dispute among the Parties arising out of this Agreement (including any dispute and controversy related to the validity, enforceability, interpretation and performance of this Agreement) which will not be settled on an amicable basis among the Parties, shall be finally settled by arbitration, binding (rituale) in accordance with Italian law, pursuant to the Regulation of the Arbitration Chamber of Milan, by an arbitration panel composed of three arbitrators appointed in accordance with said Regulation. The seat of the arbitration shall be Milan and the relevant final award shall be rendered in Italian language. In the event of multi-party arbitration the provisions of the Regulation of the Arbitration Chamber of Milan shall apply. The costs due for arbitration shall be quantified by the arbitrators, who will be requested to allocate such costs in relation with any award rendered. Should the arbitration clause above not be applicable, it is agreed that any judicial proceeding in any case related to this Agreement shall be submitted to the exclusive jurisdiction of the Court of Milan.

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ANNEX (D)

Ultimate Shareholders and control chain

Shareholders	Ultimate Shareholder	Control Chain

Mandarin

Mandarin Fund

(represented by its general partner Mandarin Capital Management SA)

c/o Mandarin Advisory S.r.l.

C.so Porta Nuova 3

20121 Milano

Fax no.: +39 02 86998148

To the kind attention of: Mr. Enrico Ricotta and Mr. Matteo Sessi

Direct ownership of the entire shareholdings of Mandarin in Lauro Cinquantasette
Poli Group	Ms. Paola Poli, born in Milano on February 14, 1977, tax code PLOPLA77B54F205B, domiciled in via Arena 16/1 Milano, fax no. +3902783168.	The 100% of the share capital of Poli is directly owned by Ms. Paola Poli
Guiva Holding

Ms. Silvia Angelina Poli

Ms. Valeria Puricelli

Mr. Guido Puricelli

Address for all the above mentioned persons:

Viale Monte Nero 70, 20135 Milano

Fax no: +390229005675

To the kind attention of: Mr. Guido Puricelli

The 100% of the share capital of Guiva is directly owned by the followings:

•        25.5%: Ms. Valeria Puricelli, full ownership;

•        25.5%: Mr. Guido Puricelli, full ownership;

•        24.5%: Ms. Valeria Puricelli, bare ownership (nuda proprietà). The owner of the usufruct right is Ms. Silvia Angelina Poli;

•        24.5%: Mr. Guido Puricelli, bare ownership (nuda proprietà). The owner of the usufruct right is Ms. Silvia Angelina Poli.

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Giasone

Mr. Roberto Carinelli, born in Milano, on December 1, 1956, domiciled in Milano, via Appiani 1, tax code no. CRNRRT56T01F205M

Fax no: +390392301909

To the kind attention of: Mr. Claudio Cafaro

Ms. Laura Carinelli, born in Milano, on October 13, 1953, domiciled in

Biella – Via delle Rose, 2, tax code no. CRNLRA53R53F205Q

Fax no: +390392301909

To the kind attention of: Mr. Claudio Cafaro

Ms. Elena Maria Letizia Carinelli, born in Milano, on October 10, 1962 domiciled in Milano – Via Tarchetti,1, tax code no. CRNLMR62R50F205M

Fax no: +390392301909

To the kind attention: Mr. Claudio Cafaro

Direct ownership each of 33.33% of the share capital of Giasone
Bema	Mr. Claudio Massimo, born in Milano, on October 8, 1952, domiciled in Milano, via P. Mascagni 9, tax code no. MSSCLD52R08F205S Fax no.: +39022900567	The shareholding of 100% of the share capital of Bema is owned through a fiduciary company Unione Fiduciaria S.p.A. (with registered office in Milano (MI), via Amedei 4, tax code no. 01513210151)
PEP

Fondo PEP

(Private Equity Partners Fund IV, closed-end investment fund reserved to investors, managed by Private Equity Partners Società di Gestione del Risparmio S.p.A., with registered office in Milano, via degli Omenoni n. 2, tax code no. 13069040155,

Fax no: 02 8052321

To the kind attention of: Mr. Giovanni Campolo and Ms. Alessandra Stea)

Direct ownership of the entire shareholdings of PEP in Lauro Cinquantasette
Idea

Fondo Idea

(Idea Opportunity Fund I, investment fund closed-end reserved to investors, managed by Idea Capital Funds Società di Gestione del Risparmio S.p.A., with registered office in Milano, via Brera 21, tax code no.

05520520965

Fax no: 02 29066320

To the kind attention of: Mr. Mario Barozzi)

Direct ownership of the entire shareholdings of Idea in Lauro Cinquantasette

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ANNEX 3.7

The reference values in case of IPO shall be calculated as follows:

•	until December 31, 2015, the value which enables the Shareholders to achieve a return equal to at least 1.8X (multiplied by) the amount invested in Lauro Cinquantasette – or in the event of completion of the Euticals Merger – in Euticals;

•	thereafter, the value which enables the Shareholders to achieve a return equal to at least 1.5X (multiplied by) the amount invested in Lauro Cinquantasette – or in the event of completion of the Euticals Merger – in Euticals.

The reference values in case of Sale shall be calculated as follows:

•	until December 31, 2015, the value which enables the Shareholders to achieve a return equal to at least 1.8X (multiplied by) the amount invested in Lauro Cinquantasette – or in the event of completion of the Euticals Merger – in Euticals.

For the purposes of the above, “invested amount” means any amount invested whatsoever (including, without limitation, the amounts paid for the subscription of share capital increases or bonds, shareholders loans), starting from the Closing, occurred on April 3, 2012 (including – as defined in the Sale and Purchase Agreement), in Lauro Cinquantasette (or – in the event of completion of the Euticals Merger – in Euticals) net of any possible dividends, distributions, restitutions, interests and/or reimbursement received.

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